Exhibit 99.1

Schnitzer Reports First Quarter Fiscal 2021 Financial Results

Strategic Actions and Demand Drive Strong Improvement in Financial Performance

Schnitzer Board Declares Quarterly Dividend

PORTLAND, Ore.--(BUSINESS WIRE)--January 7, 2021--Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) today reported results for its first quarter of fiscal 2021 ended November 30, 2020.

First Quarter Fiscal 2021 Highlights

  Diluted earnings per share from continuing operations of $0.50, more than triple earnings per share of $0.14 in the fourth quarter of fiscal 2020, and compared to a diluted loss per share from continuing operations of $(0.26) in the first quarter of fiscal 2020
  Adjusted diluted earnings per share from continuing operations of $0.57, more than double adjusted diluted earnings per share of $0.23 in the fourth quarter of fiscal 2020, and compared to an adjusted diluted loss per share of $(0.17) in the first quarter of fiscal 2020
  Net income increased to $15 million, a strong increase compared to net income of $5 million in the fourth quarter of fiscal 2020 and a net loss of $(7) million in the first quarter of fiscal 2020
  Adjusted EBITDA of $40 million in the quarter, a strong improvement compared to adjusted EBITDA of $28 million in the fourth quarter of fiscal 2020 and $10 million in the first quarter of fiscal 2020

The Company’s performance benefited from strong market demand for recycled metals and finished steel products, as well as from the execution of commercial initiatives and productivity improvements enabled by the full transition to the One Schnitzer functionally-based operating model. Markets strengthened during the quarter, with domestic ferrous selling prices returning to pre-COVID levels and nonferrous and export ferrous selling prices reaching multi-year highs by the end of the quarter. The West Coast finished steel markets also continued to demonstrate resilience.

Tamara Lundgren, Chairman and Chief Executive Officer, stated, “We were very pleased with our first quarter results, which reflect our second highest first quarter operating income in the last ten years. This strong performance reflects the resiliency of our operations and the agility of our team in leveraging positive market conditions while delivering on our productivity and operational efficiency initiatives and continuing to execute on our longer-term strategic initiatives. Our transition to a functionally-based One Schnitzer model is complete, and our improved first quarter results reflect the benefits of this more efficient structure. We believe that our strategic investments in advanced metal recovery technologies will further enhance our operational efficiencies, and we expect to complete construction of these projects by the end of this fiscal year.”

Ms. Lundgren continued, “There are many trends that support strong and sustainable ferrous and nonferrous scrap demand. The recent sharp increases in prices have been driven by low inventory levels after many quarters of de-stocking, followed by significantly higher steel mill and smelter buy plans and production levels, the transition to lower carbon technologies, and the prospect of China’s re-emergence as an importer in the global ferrous scrap market. In a world that is seeking de-carbonization, we expect recycled scrap metal to be an increasingly important metals carbon solution and for demand to accelerate.”

Summary Results
($ in millions, except prices, per ton and per share amounts)
	Quarter
	1Q21	4Q20	1Q20
Revenues	$492	$465	$406
Gross margin (total revenues less cost of goods sold)	72	62	41
Gross margin (%)	14.6%	13.4%	10.1%
Selling, general and administrative	$50	$49	$47
Net income (loss)	$15	$5	$(7)
Net income (loss) per ferrous ton	$14	$4	$(7)
Diluted earnings (loss) per share from continuing operations attributable to SSI shareholders
Reported	$0.50	$0.14	$(0.26)
Adjusted(1)	$0.57	$0.23	$(0.17)
Adjusted EBITDA(1)	$40	$28	$10
Adjusted EBITDA per ferrous ton(1)	$38	$27	$10

Ferrous sales volumes (LT, in thousands)	1,053	1,063	976
Avg. net ferrous sales prices ($/LT)(2)	$269	$236	$222
Nonferrous sales volumes (pounds, in millions)(3)	138	159	144
Avg. nonferrous sales prices ($/pound)(2)	$0.64	$0.56	$0.54
Finished steel average net sales price ($/ST)(2)	$621	$618	$643
Finished steel sales volumes (ST, in thousands)	134	139	114
Rolling mill utilization (%)	97%	96%	85%
LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(3)	Average nonferrous sales volumes and prices excludes platinum group metals (PGMs) in catalytic converters.

First Quarter Fiscal 2021 Financial Review and Analysis

Higher average selling prices and a strong focus on productivity improvements led to an expansion in metal spreads and operating margins, reflected in net income per ferrous ton of $14 and adjusted EBITDA per ferrous ton of $38 in the quarter, both of which reflect a strong sequential increase from $4 and $27, respectively.

On a sequential basis, ferrous sales volumes were down 1%. Nonferrous sales volumes were down 13%, as sales volumes in the previous quarter partially benefited from the timing of shipments. Both average ferrous and nonferrous net selling prices were up 14%. Average pricing for the quarter reflected the timing of shipments and orders made earlier in the quarter. Finished steel sales volumes were down 3% and rolling mill utilization in the quarter was 97%. Average net selling prices for finished steel products were flat.

The first quarter of fiscal 2021 had negative operating cash flow of $(7) million, as cash flows associated with profitability were more than offset by an increase in working capital due to the timing of the annual cash payment of incentive compensation accrued in fiscal 2020 and the impact of the higher scrap price environment. Total debt at the end of the quarter was $143 million and debt, net of cash, was $136 million (for a reconciliation of adjusted results and debt, net of cash, to U.S. GAAP, see the table provided in the Non-GAAP Financial Measures section). The Company has a revolving credit facility of $700 million and CAD$15 million that matures in 2023. The Company’s effective tax rate for the first quarter of fiscal 2021 was an expense of 27%.

During the first quarter, the Company returned capital to shareholders through its 107th consecutive quarterly dividend. Capital expenditures were $32 million in the quarter, including investments in maintaining the business, environmental projects, advanced metal recovery technologies and other growth projects.

Declaration of Quarterly Dividend

The Board of Directors declared a cash dividend of $0.1875 per common share, payable February 1, 2021 to shareholders of record on January 18, 2021. Schnitzer has paid a dividend every quarter since going public in November 1993.

Analysts’ Conference Call: First Quarter of Fiscal 2021

A conference call and slide presentation to discuss results will be held today, January 7, 2021, at 11:30 a.m. Eastern and will be hosted by Tamara L. Lundgren, Chairman and Chief Executive Officer, and Richard Peach, Executive Vice President, Chief Financial Officer and Chief Strategy Officer. The call and the slide presentation will be webcast and accessible on the Company’s website under Company > Investors > Event Calendar at www.schnitzersteel.com/events.

Summary financial data is provided in the following pages. The slide presentation and related materials will be available prior to the call on the above website.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 23 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 50 stores which sell serviceable used auto parts from salvaged vehicles and receive approximately 5 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

SCHNITZER STEEL INDUSTRIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ($ in thousands, except per share amounts) (Unaudited)

	For the Three Months Ended
	November 30, 2020	August 31, 2020	November 30, 2019
Revenues	$492,107	$464,594	$405,584
Cost of goods sold	420,094	402,228	364,760
Selling, general and administrative	49,906	49,132	46,774
(Income) from joint ventures	(727)	(136)	(199)
Asset impairment charges	—	1,408	1,692
Restructuring charges and other exit-related activities	64	1,183	467
Operating income (loss)	22,770	10,779	(7,910)
Interest expense	(1,780)	(3,270)	(1,423)
Other (loss) income, net	(165)	(142)	206
Income (loss) from continuing operations before income taxes	20,825	7,367	(9,127)
Income tax (expense) benefit	(5,719)	(2,734)	2,534
Income (loss) from continuing operations	15,106	4,633	(6,593)
(Loss) income from discontinued operations, net of tax	(42)	(55)	28
Net income (loss)	15,064	4,578	(6,565)
Net income attributable to noncontrolling interests	(960)	(616)	(430)
Net income (loss) attributable to SSI shareholders	$14,104	$3,962	$(6,995)

Net income (loss) per share attributable to SSI shareholders:
Basic:
Income (loss) per share from continuing operations	$0.51	$0.14	$(0.26)
Net income (loss) per share(1)	$0.51	$0.14	$(0.25)
Diluted:
Income (loss) per share from continuing operations	$0.50	$0.14	$(0.26)
Net income (loss) per share(1)	$0.50	$0.14	$(0.25)
Weighted average number of common shares:
Basic	27,807	27,729	27,515
Diluted	28,485	28,295	27,515
Dividends declared per common share	$0.1875	$0.1875	$0.1875
(1)	May not foot due to rounding.

SCHNITZER STEEL INDUSTRIES, INC. SELECTED OPERATING STATISTICS (Unaudited)

1Q21
Total ferrous volumes (LT, in thousands)(1)	1,053
Total nonferrous volumes (pounds, in thousands)(1)	138,236
Ferrous selling prices ($/LT)(2)
Domestic	$242
Foreign	$276
Average	$269
Ferrous sales volume (LT, in thousands)
Domestic	388
Foreign	665
Total	1,053
Nonferrous average price ($/pound)(2)(3)	$0.64
Nonferrous sales volume (pounds, in thousands)(3)	138,236
Cars purchased (in thousands)(4)	78
Auto stores at period end	50
Finished steel average sales price ($/ST)(2)	$621
Sales volume (ST, in thousands)
Rebar	94
Coiled products	39
Merchant bar and other	1
Finished steel products sold	134
Rolling mill utilization(5)	97%
(1)	Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(3)	Excludes platinum group metals (“PGMs”) in catalytic converters.
(4)	Cars purchased by auto parts stores only.
(5)	Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC. SELECTED OPERATING STATISTICS (Unaudited)
					Fiscal Year
	1Q20	2Q20	3Q20	4Q20	2020(1)
Total ferrous volumes (LT, in thousands)(2)	976	988	927	1,063	3,954
Total nonferrous volumes (pounds, in thousands)(2)	144,176	124,342	122,913	159,135	550,566
Ferrous selling prices ($/LT)(3)
Domestic	$196	$244	$222	$214	$220
Foreign	$229	$258	$236	$242	$241
Average	$222	$255	$233	$236	$237
Ferrous sales volume (LT, in thousands)
Domestic	363	379	312	375	1,429
Foreign	613	609	616	688	2,525
Total(4)	976	988	927	1,063	3,954
Nonferrous average price ($/pound)(3)(5)	$0.54	$0.55	$0.54	$0.56	$0.55
Nonferrous sales volume (pounds, in thousands)(5)	144,176	124,342	122,913	159,135	550,566
Cars purchased (in thousands)(6)	83	85	74	74	316
Auto stores at period end	51	51	49	50	50
Finished steel average sales price ($/ST)(3)	$643	$627	$633	$618	$630
Sales volume (ST, in thousands)
Rebar	83	86	85	105	358
Coiled products	29	42	39	34	144
Merchant bar and other	1	1	1	—	3
Finished steel products sold(4)	114	129	124	139	505
Rolling mill utilization(7)	85%	72%	91%	96%	86%
LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)	The sum of quarterly amounts may not agree to full year equivalent due to rounding.
(2)	Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	May not foot due to rounding.
(5)	Excludes platinum group metals (“PGMs”) in catalytic converters.
(6)	Cars purchased by auto parts stores only.
(7)	Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($ in thousands) (Unaudited)

	November 30, 2020	August 31, 2020
Assets
Current assets:
Cash and cash equivalents	$7,258	$17,887
Accounts receivable, net	166,215	139,147
Inventories	185,347	157,269
Other current assets	42,210	48,328
Total current assets	401,030	362,631
Property, plant and equipment, net	495,376	487,004
Operating lease right-of-use assets	140,320	140,584
Goodwill and other assets	240,807	239,708
Total assets	$1,277,533	$1,229,927

Liabilities and Equity
Current liabilities:
Short-term borrowings	$2,171	$2,184
Operating lease liabilities	19,901	19,760
Other current liabilities	191,348	201,720
Total current liabilities	213,420	223,664
Long-term debt, net of current maturities	141,172	102,235
Operating lease liabilities, net of current maturities	124,225	125,001
Other long-term liabilities	110,168	98,591
Total liabilities	588,985	549,491

Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	684,582	676,707
Noncontrolling interests	3,966	3,729
Total equity	688,548	680,436
Total liabilities and equity	$1,277,533	$1,229,927

Non-GAAP Financial Measures

This press release contains performance based on adjusted diluted earnings (loss) per share from continuing operations attributable to SSI shareholders, adjusted EBITDA and adjusted EBITDA per ferrous ton which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing these non-GAAP financial measures adds a meaningful presentation of our results from business operations excluding adjustments for charges for legacy environmental matters (net of recoveries), business development costs not related to ongoing operations, restructuring charges and other exit-related activities, asset impairment charges and the income tax expense (benefit) allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. We believe that presenting debt, net of cash is useful to investors as a measure of our leverage, as cash and cash equivalents can be used, among other things, to repay indebtedness. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Reconciliation of adjusted diluted earnings (loss) per share from continuing operations attributable to SSI shareholders
($ per share)	Quarter
	1Q21	4Q20	1Q20
As reported	$0.50	$0.14	$(0.26)
Charges for legacy environmental matters, net, per share(1)	0.10	0.01	0.05
Restructuring charges and other exit-related activities, per share	—	0.04	0.02
Asset impairment charges, per share	—	0.05	0.06
Income tax benefit allocated to adjustments, per share(2)	(0.02)	(0.01)	(0.04)
Adjusted(3)	$0.57	$0.23	$(0.17)
Reconciliation of adjusted EBITDA and adjusted EBITDA per ferrous ton
($ in millions, except per ton)	Quarter
	1Q21	4Q20	1Q20
Net income (loss)	$15	$5	$(7)
Plus loss (income) from discontinued operations, net of tax	-	-	-
Plus interest expense	2	3	1
Plus tax expense (benefit)	6	3	(3)
Plus depreciation and amortization	15	15	14
Plus charges for legacy environmental matters, net(1)	3	-	1
Plus asset impairment charges	-	1	2
Plus restructuring charges and other exit-related activities	-	1	-
Plus business development costs	-	-	-
Adjusted EBITDA(3)	$40	$28	$10

Ferrous sales volume (LT, in thousands)	1,053	1,063	976
Adjusted EBITDA per ferrous ton sold ($/LT)	$38	$27	$10
LT = Long Ton, which is equivalent to 2,240 pounds

(1)

Legal and environmental charges for legacy environmental matters, net of recoveries. The prior year periods have been recast for comparability. Legacy environmental matters include charges (net of recoveries) related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.

(2)

Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted earnings (loss) per share from continuing operations attributable to SSI shareholders is determined based on a tax provision calculated with and without the adjustments.

(3)	May not foot due to rounding.

Reconciliation of debt, net of cash
($ in thousands)
	November 30, 2020	August 31, 2020	November 30, 2019
Short-term borrowings	$2,171	$2,184	$1,431
Long-term debt, net of current maturities	141,172	102,235	126,875
Total debt	143,343	104,419	128,306
Less: cash and cash equivalents	7,258	17,887	9,624
Total debt, net of cash	$136,085	$86,532	$118,682

Forward Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “the Company” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding the impact of pandemics, epidemics or other public health emergencies, such as the coronavirus disease 2019 (“COVID-19”) pandemic; the Company’s outlook, growth initiatives or expected results or objectives, including pricing, margins, sales volumes and profitability; liquidity positions; our ability to generate cash from continuing operations; trends, cyclicality and changes in the markets we sell into; strategic direction or goals; targets; changes to manufacturing and production processes; the realization of deferred tax assets; planned capital expenditures; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits; the impact of sanctions and tariffs, quotas and other trade actions and import restrictions; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of Part I of our most recent Annual Report on Form 10-K, as supplemented by our subsequently filed Quarterly Reports on Form 10-Q. Examples of these risks include: the impact of pandemics, epidemics or other public health emergencies, such as the COVID-19 pandemic; potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the cyclicality and impact of general economic conditions; changing conditions in global markets including the impact of sanctions and tariffs, quotas and other trade actions and import restrictions; volatile supply and demand conditions affecting prices and volumes in the markets for raw materials and other inputs we purchase; significant decreases in scrap metal prices; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset and equity investment impairment charges; failure to realize or delays in realizing expected benefits from investments in processing and manufacturing technology improvements; inability to achieve or sustain the benefits from productivity, cost savings and restructuring initiatives; inability to renew facility leases; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; increases in the relative value of the U.S. dollar; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under the agreement governing our bank credit facilities; the impact of consolidation in the steel industry; reliance on third party shipping companies, including with respect to freight rates and the availability of transportation; the impact of equipment upgrades, equipment failures and facility damage on production; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of property tax increases or property tax rate changes; the impact of one or more cybersecurity incidents; environmental compliance costs and potential environmental liabilities; inability to obtain or renew business licenses and permits; compliance with climate change and greenhouse gas emission laws and regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

Contacts

Company Contact:

Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@schn.com

Company Info:
www.schnitzersteel.com
ir@schn.com